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[LETTERHEAD OF Coopers & Lybrand]




Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 23, 1995, with respect to the financial statements of Chicopee B.V. which are not included separately in the Registration Statement (Form S-1 No. 333-2424) and related Prospectus of Polymer Group, Inc. for the registration of its common stock.

Eindhoven, May 6, 1996


/s/ Coopers & Lybrand

Coopers & Lybrand